Exhibit 2.11

[translation]

STUDIO DR. LABANTI  DR. PASINI

e Commercialisti Associati

› Via Previdenza Sociale n° 2 - 42100 Reggio Emilia

C.F. e P.I.: 01479010355

É 0522/232325 - Ê 0522/517213

TO THE COURT OF REGGIO EMILIA

BANKRUPTCY DEPARTMENT

CONCORDATO PREVENTIVO PETITION ACCORDING TO ART. 160,

BANKRUPTCY LAW, BEING FILED BY

MACKIE DESIGNS (ITALY) S.P.A. IN LIQUIDATION.

The undersigned Mr. Riccardo Pasini, Mr. Maurizio Labanti, and Mr. Bruno Bartoli, in their quality of liquidators of the company Mackie Designs (Italy) S.p.A. in liquidation (the “Company”), with registered office in Reggio nell’Emilia (RE), Via Raffaello n. 13, registered with the Chamber of Commerce of Reggio Emilia, No. 01867001206

*  *  *

WHEREAS

•      The Company is insolvent under art. 160 Bankruptcy Law (“B.L.”);

•      The Company has been registered with the Companies registry for a 2 year period;

•      The Company’s financial statements and accounts have been maintained in accordance with applicable law;

•      The Company has not been subject to any insolvency proceedings fin the past two years;

•      On December 1, 2003, the extraordinary shareholders’ meeting has granted the Liquidators with the necessary powers to compose and file a Concordato Petition (Annex No. 6);

•      For the purposes of this petition the Company is domiciled at Studio Dr. Labanti Dr. Pasini e Commercialisti Associati of Reggio Emilia, Via Previdenza Sociale n.2. Such firm, jointly with Allen & Overy lawyers, of the Milan Court, shall represent and defend the Company;

The Company is filing a

PETITION

in order to be admitted to the Concordato proceedings under art. 160 B.L. by transferring its assets, as of to-day, and those that might be owned in the future.

CORDIALLY,

REGGIO EMILIA, DECEMBER 6, 2003

THE LIQUIDATORS

MR. RICCARDO PASINi

MR. MAURIZIO LABANTI

MR. BRUNO BARTOLI

ANNEXES

Annex n. 1: Certificate of the Companies Register;

Annex n. 2: Current charges and Criminal Records Office;

Annex n. 3: Private data of Clients and Suppliers;

Annex n. 4: List of Clients;

Annex n. 5: List of Suppliers;

Annex n. 6: Minute of extraordinary Shareholders meeting, on December 1, 2003

Annex n. 7: Real estate appraisal;

Annex n. 8: Book of Shareholders and Book of Shareholders meetings

Annex n. 9: Book of Board of Directors

Annex n. 10: Purchase offer Knight Italia S.p.A.

Annex n. 11 Purchase offer LOUD Technologies, Inc.

PREMISE

In order to clarify the causes which determined the present crisis of the Company, and the reasons which support the request of Concordato Preventivo  procedure, we deem advisable to proceed with a brief description of the history and activities of the Company, and to analyse afterwards in detail the causes of the insolvency, the current economic and financial status and the proposal of Concordato Preventivo.

INDEX

1.	THE COMPANY

	1.1	Historic outlines

	1.2	The current Company’s bodies

	1.3	The current Company’s Flow Chart

2.	COMPANY’S STRUCTURE, LINES OF BUSINESS, BRANDS

3.	THE DEVELOPMENT OF THE COMPANY’S ACTIVITY AND ITS ECONOMIC FLOW OF RECENT YEARS

4.	THE CRISIS: CAUSES

5.	THE PETITION FOR CONCORDATO PREVENTIVO

	5.1	Formal Requirements

	5.2	Economic and Financial Situation as of October 31, 2003

	5.3	The irrevocable purchase offers

6.	THE EVENT OF BANKRUPTCY

(economical/financial and social issues)

7.	CONCLUSIONS

8.	INDEX OF ANNEXES

1. THE COMPANY

1.1 Historic Outlines

The Company, was incorporated on March 3, 1998, under the name of Mackie Designs (Italy) S.r.l., by Public Notary, Mr. Andrea Errani registered under n. 54800, Index n. 12050, having its corporate seat in Bologna, Via Rialto, 9, and having its main corporate purpose “The acquisition and the management of stakes in joint stock companies operating in the production and/or the trade of electric and electronic devices (...)”. The first board of Directors of the Company designated Mr. Renzo Maria Morresi, as Chairman, and Andrea Gattamorta, as Deputy Chairman, while no Board of Auditors was provided.

On June, 16, 1998, the Mackie Designs (Italy) S.r.l.’s whole corporate capital was assigned  by founding partners, Ms. Renza Maria Morresi and Mr. Andrea Gattamorta, to Mackie Designs Manufacturing Inc., a company settled under the State of Washington’s law (USA) having its seat in Seattle, Washington 2600 Pike Tower, 520 Pike Street.

 On June, 18, 1998, the Company’s extraordinary shareholders’ meeting resolved a stock capital increase from 20,000,000 Italian Lira up to 1,770,000,000 Italian Lira of Italian liras, contextually subscribed and paid up by the sole partner. At the same time, the Board of directors was fully replaced and the following new directors were designated:

William Arthur Garrard (as Chairman);

Gregory Cark Mackie (Director);

Roy David Wemyss (Director).

On the same meeting a Board of auditors was incorporated and the following auditors designated:

Andrea Rossi (as Chairman);

Guido Rossi (Permanent Auditor);

Luigi Recchioni (Permanent Auditor);

Gianluca Mattioli Belmonte (Substitute Auditor);

Alessandro Savioa (Substitute Auditor);

On June, 22, 1998, the whole Company’s share capital was assigned by Mackie Designs Manufacturing Inc. to Mackie Designs (Netherlands) B.V., a limited liability company set under the Dutch law, having its seat in Amsterdam, De Boelaan, 7, 1083 HJ (Holland).

On June 29, 1998, the Company’s Board of Directors resolved to go on with the acquisition of: (i) the 100% interest in Novac S.r.l., having its headquarters in Milano, Via santa Marta, 12, major shareholder of the Radio Cine Forniture S.p.A., having its seat in Reggio Emilia, Via Raffaello n. 13; (ii) the remaining shares of Radio Cine Forniture S.r.l., majority shareholder itself of two other companies, the R.C.F.–ARTESUONO S.r.l., having its seat in Reggio Emilia, Via Galileo Ferraresi, 2 and AVM S.r.l., with offices in Acquaviva Picena (AP), Via Enrico Fermi, 16; as well as (iii) the remaining stake of the above mentioned R.C.F.–ARTSUONO S.r.l. and AVM S.r.l.

Following such acquisitions, the Company owned, directly or indirectly, the following stocks:

Novac S.r.l. (100%)

RCF (100%) and, through RCF: AVM S.r.l. (99,976%); RCF ARTESUONO s.r.l. (99,778%); RCF France S.A. (99,933%); RCF Electronics (UK) Ltd (100%); RCF North America Inc. (100%); RCF China Ltd (99%) RCF Deutschland GmbH (99%).

On June 30, 1998, the Board of directors designated, the already Chairman, Mr. William Arthur Garrard as Chief Executive Officer granting him with special powers..

On September 14, 1999, the extraordinary shareholders’ meeting, resolved to transfer the registered office to Bologna, Via Ercolani, 3.

On July, 12, 2000, the extraordinary shareholders’ meeting of the Company has resolved to merge the Company with Novac S.r.l, with registered office in Milan, Via Santa Marta, 12 , Radio Cine Forniture S.r.l., with registered office in Reggio Emilia, Via Raffaello n. 13 and R.C.F.–ARTESUONO S.r.l., with registered offices in Reggio Emilia, Via Galileo Ferraresi n. 2. The merger resolution did not envisage a capital increase, since the merged companies were fully owned, directly or indirectly by the Company. The deed of merger was executed on December 20, 2000 and registered at the Companies’ Register on December 27, 2000, being effective as of December 31, 2000.

The mentioned extraordinary shareholders’ meeting, resolved the transformation of the Company from a limited liability company into a joint stock company attributing to the sole partner n. 177,000 shares, worth 10,000 Italian liras each.

Furthermore, by the same decision, the extraordinary shareholders’ meeting transferred the Company’s registered office from Bologna to via Raffaello, n. 13, Reggio Emilia; the Company purpose was amended as follows:

“The Company’s purpose is the running of an industrial activity concerning electroacoustic devices,  both audio and video and specially the manufacturing of amplifiers, microphones, loudspeakers, video-projectors, video devices for audiovisual systems, communication systems, radiophones, and relevant accessories, as well as the planning and the installation of the amplification systems for the audio and video diffusion. The Company is moreover entitled to carry on service activities, including the computerised data processing, towards controlled and the affiliated companies.

It will be also entitled to trade the electroacoustic devices, both audio and video, of amplification, recording and reproduction, including the disconnected devices’ pieces and portions.

It will be entitled to carry on all the industrial, trade, financial, security and real estate ones, which should be deemed requested or simply useful for the achievement and the running of the Company’s purpose.

The Company is entitled  to acquire profit-sharing, stakes and quotas in other companies or firms, Italian or foreigner, having the same company’s purpose and not for placing purposes.”

The above mentioned merger proceedings was carried out by the Company in order to achieve a concentration of four business units, by granting in such way to the organisation profile of the four companies and of their activities a structural feature based on an overall unitary approach of the business management and of its corporate businesses.

The ordinary meeting held on November 29, 2000, resolved the integration of the Board of directors by the designation of two new members:

Luca Bonini (Director); and

Jeremy Matthew (Director).

On November 29, 2000, the Board of Directors resolved to extend the Chairman and Managing Director’s powers, Mr. William Arthur Garrard, and granted special power of attorneys to the Directors Gregory Clark Mackie, James Trevor Engen, Luca Bonini and Jeremy Matthew. Furthermore, the Board designated Mr. Remo Morlini and Christopher Campbell as attorneys providing them with special powers.

By a decision taken on March 27, 2001, the meeting designated a new Board of Auditors as follows:

Dott. Paolo Cevolani (Chairman);

Dott. Giorgio Battellani (Permanent Auditor);

Dott. Alberto Righini (Permanent Auditor);

Dott. Lorenzo Cevolani (Deputy Auditor);

Dott. Fabrizio Mendolia (Deputy Auditor).

During 2001 the Company assigned the stakes owned in Mackie Designs (France) S.A., Mackie Designs Deutschland GmbH and in RCF Electronics (UK) Ltd. to its parent company Mackie Designs Inc.

[During 2002 the Company has fully depreciated its stakes in Mackie Industrial Inc. and in RCF China].

On November 18, 2002, the Board of Directors resolved to stipulate a loan agreement with Banca Toscana, amounting to Euro 5,000,000, guaranteed by a mortgage on the Company’s manufacturing plant situated in Reggio Emilia, loc. Mancasale, Via Raffaello Sanzio, n. 13, granting at the same time proxy for such purpose to the director Mr. Luca Bonini.

On the same day, the Board of Directors, resolved the transfer, starting as of December 1, 2002, of all the “Marketing Communication” activities to the seat of Woodinville, Washington (USA); those activities included the development of the whole communication plan of products the acquisition of advertising on different media, the planning of the trade exhibition events, the creation of a RCF printed catalogue and the RFC website management.

By the resolution taken on May, 13, 2003, the Board of Directors abolished the general manager role, by revoking the powers of attorney once granted to Mr. Luca Bonini.

On July 14, 2003, the shareholders’ meeting renewed the Board of directors, by designating new members:

Mr. James Trevor Engen (as Chairman);

Mr Timothy Paul O’Neil (as director);

Mr. Fausto Incerti (as director).

On the same date, the Board of Directors designated as Chief Executive, Mr James Trevor Engen, and granted with special powers also Mr. Timothy Paul O’Neil and Fausto Incerti. The Board set the sale conditions precedent related to the corporate real estate situated in Reggio Emilia, Via G. Ferraris n.

2, granting Mr. Christopher Scott Campbell with the relevant powers in order to execute the preliminary and definitive sale agreements. On July 25, 2003, the preliminary sale agreement related to the above mentioned real estate was executed at the final price of Euro 440,000.00; although such value is not considered consistent, therefore the value reported in the financial accounts has been adapted according to a technical appraisal. The final term for the notarised act is scheduled on December 31, 2003.

On September 18, 2003, Mr. Fausto Incerti submitted his resignation; the latter was substituted with Mr. Riccardo Pasini, on November 17, 2003, by the Board of directors.

On December 1, 2003, the extraordinary shareholders’ meeting resolved to liquidate the Company and, therefore, designated the following persons as liquidators:

Mr. Riccardo Pasini;

Mr. Maurizio Labanti;

Mr. Bruno Bartoli

At the moment, the Company is part of the Group controlled by LOUD Technologies Inc. (formerly Mackie Designs Inc.), company, incorporated under the American law, having its corporate site in Woodinville, Washington, U.S.A. The group chart is the following:

1.2 The current Company’s bodies

The Company is being liquidated , and the liquidators are the following persons:

Mr. Riccardo Pasini;

Mr. Maurizio Labanti;

Mr. Bruno Bartoli.

The internal auditors of the Company are the following:

Mr. Massimo Versaci (President);

Mr. Giorgio Battellani (member);

Mr. Paolo Cevolani (member).

1.3 The current Company’s Flow Chart

The Company Chart is the following: •

2.             COMPANY’S STRUCTURE, LINES OF BUSINESS, BRANDS

With the acquisition of RCF S.p.A. in 1998 and the subsequent merger, the Company developed its activity in the audio sector by manufacturing and developing in the plant of Mancasale (RE) where the staff consists of No. 258 employees and in the plant situated in San Maurizio (RE) where the staff consists of No. 45 employees. The Company operates through three main branches:

(i) Transducers

It is a production line of transducers for loudspeakers, based on the Mackie Group (now LOUD Technologies) technology, intended:

•    for sale to customers that do not belong to the Group (about 64% of the production in  2003),

•    for assembling in the loudspeakers produced by the Company itself or by other companies belonging to the Group, and

•    for sale to final consumers (a minor quantity).

The production cycle takes place in Mancasale and, in the first nine months of 2003, the turnover was equal to Euro 4.5 million, with an average of 100 staff employed.

With regard to such production, the Company warehouse consists of raw materials and semi finished products worth, as of 30 September 2003, 2.4 millions and of finished products for 1.1 millions.

(ii) Loudspeakers

The second production line concerns loudspeakers for professional use branded Mackie, and in smaller quantities branded RCF, intended for great events (mainly concerts), meant for sale to companies belonging to the Group (about 66% of sales in 2003) and also to clients that do not belong to the Group.

The production cycle takes place in Mancasale and, in the first nine months of 2003, the turnover turned out to be equal to Euro 17.7 millions, with an average of 40 staff employed.

With regard to such production the Company’s warehouse consists of raw materials and semi- finished products worth, as of 30 September, 2003, of Euro 2.1 millions and finished products worth 1.5 millions.

(iii) Components and systems for the so said Public Address

The production of sound diffusion systems for the so said Public Address represents the core business of the company RCF, an independent company operating in this sector until 1998, before being incorporated in the Company. The production cycle has been progressively diverted to third suppliers situated mainly in Middle-East.

During the first nine months of 2003, the turnover was equal to Euro 9.8 millions, with an average of 36 staff employed.

With regard to such production the Company warehouse consists, as of 30 September 2003, of raw materials and semi finished goods worth Euro 0.5 million, and finished products worth Euro 2.3 millions.

The Company is also manufacturing accessories productions of audio systems.

With regard to such production the Company warehouse consists, as of 30 September 2003, of raw materials and semi-finished goods worth Euro 0.5 million, and finished products worth Euro 0.6 millions.

(iv) Sales network

The Company is not divided into departments. Therefore, the Company profits by a commercial structure, organised, on a territory base, by Public Address and by other products.

With regard to countries other than Italy the Company profits of distributors:

Within such sales network, the American Loud Technologies Inc. products are distributed for an aggregated turnover amounting to Euro 1.4 millions.

With regard to such activities the Company’s warehouse consists of finished products amounting to Euro 0.6 millions.

(v) Intellectual Property

The Company owns the following trademarks:

•              RCF;

•              Dyathon;

•              Mytho.

With regard to other licenses and/or intellectual property rights we shall file a relevant report in the next days.

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3.             ACTIVITY DEVELOPMENT AND ECONOMIC FLOW

With the acquisition and following incorporation of Novac and RCF and RCF-Artesuono S.r.l., the Company began a process of integration between the above mentioned companies’ activities and Mackie’s Group activities, which, by means of this integration, entered into the business of high quality transducers.

This process led to the development of products partly (transducers) to be used as components of other production lines, and partly (speakers, mixer, and products other than speakers) to be sold directly to third parties.

The Company’s economic performance, which operated throughout the mentioned business lines, during the last few years has been: the following:

	31/12/’00	31/12/’01	31/12/’02
TURNOVER	65,2	60,9	58,0
PERFORMANCE REVENUE	4,0	-1,4	-0,2
NET INCOME	6,5	2,6	-2,7

During the last few years, the Company has been reorganised because of a negative performance due to the current economic situation in this sector. Such restructuring plan was implemented by:

• the outsourcing of warehousing and logistics;

• a structural cost reducing plan, with the subsequent beginning of a “mobilità” proceedings. Such proceedings was requested with regard to 40 employees but granted only with regard to 9 employees.

However, the above steps have not been able to counterbalance the negative trend of the acoustic products’ market. As a matter of fact, the strong competition from countries where the fixed production costs were lower enabled them to operate profitably on a market overstocked with low margin products.

*  *  *

4.             CRISIS OF THE COMPANY AND ITS CAUSES

The financial difficulties the Company is nowadays experiencing were determined by a number of causes which can be summarised as follow:

(a)	The typical products of the Company have by now become low-technology goods, increasingly common in the world-wide production.

In particular, the increasing diffusion of producers located in Southern-East Asia, or in Developing Countries with low labour costs, has introduced on the market new products of equivalent quality to the ones produced by the Company but at a much lower prices (30% to 50%) with a subsequent loss of competitiveness on the marketplace.

(b)

The market suffered a further deterioration during the last years given the diminution of the world-wide consume of the products and the contemporaneous decrease of the market price of the products of the Company between 3 and 10%.

(c)	The decrease of the prices and the impossibility to reach a contemporaneous and proportionate reduction of the costs slowly pushed the Company out of the marketplace.

(d)

In such a difficult situation, caused mainly by the structure of the production costs themselves, the weakening of the U.S. Dollar against the Euro (28% in the last twelve months), had a further negative impact on the competitiveness of the Company’s products on foreign markets.

(e)

In the light of the financial pressing difficulties of the Company as stated above, and after the first signals of financial crisis, some of the Company’s suppliers shortened the time limits for payment (even by 75 days), or requested the Company to pay in advance the supplies. It has to be noted that some of the components necessary for the Company’s products can be bought only from one supplier and many other components from a small number of suppliers.

(f)	The Company experienced growing difficulties in getting funds from banks.

In the past, the main source for the Company to get financing funds for its operations were short-term banks financing, as advances against invoices, which were granted on a day-to-day basis, by 23 banks. For the past ten months the Company’s banks have been reducing the capability of the Company to borrow.

The situation described above and the lack of liquidity made the Company collapse and eventually caused the insolvency status the Company is experiencing today.

*  *  *

5.             PETITION FOR CONCORDATO PREVENTIVO

With the present petition, the Company, on the basis of the amended financial status thereof, with the addiction of the documentation indicated below, and on the basis of the irrevocable purchase offers made by third parties attached hereby sub 10, believes that the value of all its assets at the date of the filing of the present petition can pay-off the 40% of its unsecured creditors, in addiction to the 100% of the secured creditors, and, therefore, under article 160 second section, number 2 of the Bankruptcy Law (B.L.), offers to the creditors, for the payment of its debts, the transfer of all the above mentioned goods.

5.1          Insolvency status and Formal Requirements

(A)          With reference to the reasons under article 4 above, the Company has drained its cash on hand and it is not able to meet its obligations, therefore has suspended its payments.

The Company believes that there are all the conditions required by law, and in particular set forth under art. 160, first paragraph, B.L. in order to be admitted to the procedure of Concordato Preventivo, as showed in the certificates attached hereby.

In particular the Company:

•              is registered at the Companies’ Register (Registro delle Imprese) of Reggio Emilia;

•              it has always kept the accounts regularly and in compliance with the legal provisions and in particular it has deposited regular accounting books of the last two years before the Court;

•              in the former five years it has not been declared bankrupt and it has not been admitted to a procedure of Concordato Preventivo;

•              the members of the Board of Directors have not been condemned for bankruptcy or for crimes against the property, the industry, the commerce;

•              on December 1, 2003, the extraordinary shareholders’ meeting of the Company authorised the liquidators to file the Concordato petition.

Therefore, the preliminary formal conditions to be admitted to the procedure of Concordato Preventivo are met.

5.2          The Economical and Financial Statements as at October 31, 2003

As usual in the procedure of Concordato Preventivo con cessione dei beni, some items of the Financial Statements have to be reclassified (e.g. in the debt side, the amortisation, the fund for depreciation of tax credits); such Financial Statements have to be also amended replacing the balance sheet items by items connected to the procedure of Concordato Preventivo, splitting the credits in secured and unsecured, and re-evaluating several assets [as well as offsetting the credits with the debts].

As indicated below, for the fixed assets, in particular represented by No. 2 real estate an appraisal by the Geom. Giampaolo Masini has been carried out.

As a consequence of the above amendments to the financial statements (the “Amended Financial Statements”) hereinafter attached is a summarised version of such statements reported on an active and passive items basis:

Page 1 Financial statement

Page 2 Financial statement

Page 3 Financial statement

Page 4 Financial statement

As a consequence of the above premises, hereinafter a summary of the final accounts:

Assets obtained:	€	+ 24,109,504.48

Preferred creditors with the filing of petition	€	- 16,135,877.46

Assets left for unsecured creditors:	€	+ 7,973,627.01

Aggregated amount of unsecured creditors:	€	- 15,826,508.56

Percentage of reimbursed unsecured creditors:	50.38%

In this scenario the expenses of the proceedings were estimated between a minimum of Euro 553,395.59 and a maximum of Euro 775,927.87; in particular such expenses were estimated in Euro 555,000.00.

5.3 THE IRREVOCABLE PURCHASE OFFERS

They are constituted by the Annexes n. 10 and n. 11.

A) KNIGHT ITALIA SPA’ OFFER

It is constituted by the Annex n. 10.

It foresees:

a1) The purchase offer of raw materials, semi-finished products and finished products with trademarks RCF for € 3.500.000,00

a2) The purchase offer of the trademark RCF and of the other trademarks owned by RCF for the prize of € 1.000.000,00.

a3) The purchase offer for machinery, plants, and equipment for € 500.000,00

THEREFORE FOR A TOTAL AMOUNT OF € 5.000.000,00

Knight Italia Spa’s offer foresees the purchase of the subsidiary’s stores (100%) AVM for € 1.000.000,00 with the aim to allow the same company to obtain the benefits of the Concordato Preventivo, with the indirect benefit of Mackie Design Italy Spa in liquidazione, that, as sole partner, will be obliged to effort the debts not paid by the 100% subsidiary.

Last, but not least, Knight Italia S.p.A. foresees the hiring of n. 100 employees, the rent of the going concern for two years propedeutic to the purchase of the same company.

We wish to highlight that Knight Italia Spa is a company recently constituted, with a share capital of € 1.100.000,00 full paid up capital; assisted by Studio Macchiaverna e Guidetti from Reggio Emilia and by the Advisor Banca Aletti, and that, in the company structure there is a specialised transactor, ex shareholder of ex RCF S.p.A. Mackie Design Italy Spa in liquidazione, which is the owner of the company and that is interested in the quotation in the Stock Exchange, of its Group.

B) LOUD TECHNOLOGIES OFFER

It is constituted by Annex n. 11

It provides the purchase of products with label “Mackie” for an amount € 500.000,00

*****

For a better examination of the offers, it expressly referred to the Annexes n. 10 and 11, with the specification that in the next few day, the supplied copies will be replaced by the originals.

6 HYPOTHESIS OF BANKRUPTCY

In order to accomplish a better comparison of the two different scenarios, you will find listed here below the most significant variations of the assets and profits and losses, which are subsequent to the hypothesis of bankruptcy:

A)            ASSETS VARIATION

a 1)          a smaller purchase offer made by Knight Italia Spa; the estimated percentage is regarded as being 30%, with a negative variation estimated in € 1,500,000.00;

a 2)          a similar smaller offer made by Loud Technologies for a total amount of € -150,000.00

AS A CONSEQUENCE, THE ASSETS OBTAINED WOULD BE PRESUMABLY REDUCED TO EURO 22,459,504.48

B)            LOSSES VARIATION

The lack of purchase offer of the stocks of AVM S.r.l. on behalf of Knight Italia Spa for a total amount of Euro 1,000,000.00 would determine:

b.1)         the bankruptcy of AVM S.r.l.

b2)          the “outpouring” between the debts of Mackie Designs Italy S.p.A. in liquidation for about € 1.000.000,00 of secured creditors causing, as a consequence, a deeper indebtedness (towards the privileged creditors) for the same amount, that in the scenario of Concordato Preventivo (both of

Mackie Designs Italy S.p.a. in liquidation, and of AVM S.r.l.) these have been paid off with the purchasing offer of the stock made by Knight Italia S.p.a..

THE REIMBURSEMENT PERCENTAGE, WHICH WAS ALREADY PROVIDED FOR IN THE C.P. OF 50%, WOULD GO DOWN TO 38%.

Also the time of profits’ achievement, would surely be different, with a subsequent payment of creditors more deferred.

At last, it is not excluded, that New Co which is taking over, within the bankruptcy hypothesis, should be compelled, to review its industrial project, with a subsequent occupational impact, as a consequence of the loss of image that RCF trademark would surely experience after bankruptcy.

7 CONCLUSIONS

In relation of the above, the Company applies for a

PETITION

to the Court of Reggio Emilia, and

ascertained

1) the requirements provided by the law;

2) that there is an effective advantage both economic and temporal of the proposal here made;

ascertained

the subsequent occupational impact, not only for our city but also (and presumably foremost) for the mountain Municipality of Acquaviva di Ascoli Piceno;

would

ADMIT

The petitioner to Concordato Preventivo procedure, according to article 160 paragraph II n 2 of the Bankruptcy Law.

Reggio Emilia, December 6, 2003

THE LIQUIDATORS

MR. RICCARDO PASINI

MR. MAURIZIO LABANTI

MR. BRUNO BARTOLI

ANNEXES

Annex n. 1: Certificate of the Companies Register;

Annex n. 2: Current charges and Criminal Records Office;

Annex n. 3: Private data of Clients and Suppliers;

Annex n. 4: List of Clients;

Annex n. 5: List of Suppliers;

Annex n. 6: Minute of extraordinary Shareholders meeting, on December 1, 2003

Annex n. 7: Real estate appraisal;

Annex n. 8: Book of Shareholders and Book of Shareholders meetings

Annex n. 9: Book of Board of Directors

Annex n. 10: Purchase offer Knight Italia S.p.A.

Annex n. 11 Purchase offer Loud Technologies.